Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                                                           Contact:  Gregory Lagana

November 8, 2007                                                                                                                                                                                                                                                                  571. 722. 0210

Former Army Chief of Staff General Peter Schoomaker

Joins Board of DynCorp International

FALL CHURCH, Va. — November 8, 2007 — DynCorp International Inc. (NYSE:DCP) has named General Peter J. Schoomaker, U.S. Army (Retired) to its board of directors.

Gen. Schoomaker was the U.S. Army’s 35th Chief of Staff from August 2003 to April 2007 and spent 31 years in a variety of command and staff assignments with both conventional and special operations forces. He participated in operations including Desert One in Iran, Urgent Fury in Grenada, Just Cause in Panama, Desert Shield/Desert Storm in Southwest Asia, and Uphold Democracy in Haiti.  He also supported various worldwide joint contingency operations, including those in the Balkans, Afghanistan and Iraq.

“We are extremely fortunate to have someone of Gen. Schoomaker’s experience and caliber joining our board at this time,” said DynCorp International chairman Robert B. McKeon. “Pete’s leadership skills and in-depth knowledge of our nation’s security challenges will be a tremendous contributor to the continued growth of DynCorp International.”

Currently, Gen. Schoomaker serves on the advisory boards of Camber Corp. and EWA-GSI. He also serves on the board of directors of CAE USA, the U.S. subsidiary of CAE Canada.

Gen. Schoomaker is also a director of the non-profit organization Special Operations Warrior Foundation, which provides free college scholarship grants, financial aid, and educational counseling to the children of military Special Operations personnel killed in operational missions or training accidents.

Gen. Schoomaker’s awards and decorations include the Defense Distinguished Service Medal, two Army Distinguished Service Medals, four Defense Superior Service Medals, three Legions of Merit, two Bronze Star Medals, two Defense Meritorious Service Medals, three Meritorious Service Medals, the Joint Service Commendation Medal, Joint Service Achievement Medal, Combat Infantryman Badge, Master Parachutist Badge and HALO Wings, the Special Forces Tab, and the Ranger Tab.

Gen. Schoomaker is a graduate of the University of Wyoming, where he received a Bachelor of Science degree in education.  He also holds a Master of Arts Degree in Management from

Central Michigan University and an Honorary Doctorate of Laws from Hampden-Sydney College.

About DynCorp International

DynCorp International (NYSE:DCP) is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, and logistics support.  Headquartered in Falls Church, Va., DynCorp International has approximately 14,000 employees worldwide. For more information, visit www.dyn-intl.com.

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